Exhibit 99.1

Harvest Natural Resources

Adopts Shareholder Rights Plan to Preserve

Valuable Net Operating Losses

HOUSTON, February 17, 2017 — Harvest Natural Resources, Inc. (NYSE:HNR) (“Harvest” or the “Company”) today announced that its Board of Directors has adopted a Rights Agreement (the “Rights Plan”) designed to preserve its substantial tax assets. As of December 31, 2016, Harvest had cumulative net operating loss carryforwards (“NOLs”) of approximately $56.0 million, which can be utilized in certain circumstances to offset possible future U.S. taxable income.

After considering, among other matters, the estimated value of the Company’s tax benefits, the potential for diminution upon an ownership change, and the risk of an ownership change occurring, the Board of Directors adopted the Rights Plan, which is intended to protect Harvest’s tax benefits and to allow all of Harvest’s stockholders to realize the long-term value of their investment in the Company. Harvest’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of Harvest’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Rights Plan reduces the likelihood that changes in Harvest’s investor base would limit Harvest’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders.

In connection with the adoption of the Rights Plan, the Board of Directors declared a non-taxable dividend of one preferred share purchase right for each share of the Company’s common stock outstanding as of February 17, 2017. Effective as of the close of business today, if any person or group acquires five percent or more of the outstanding shares of the Company’s common stock, or if a person or group that already owns five percent or more of the Company’s common stock acquires additional shares (“acquiring person or group”), then, subject to certain exceptions, there would be a triggering event under the Rights Plan. The rights would then separate from the Company’s common stock and entitle the registered holder to purchase from the Company one one-hundredth of a share of the Series D Preferred Stock of the Company, at a price of $26, subject to adjustment. Rights held by the acquiring person or group will become void and will not be exercisable.

The Board of Directors has the discretion to exempt certain transactions, persons or entities from the operation of the Rights Plan if it determines that doing so would not jeopardize or endanger the Company’s use of its tax assets or is otherwise in the best interests of the Company. The Board also has the ability to amend or terminate the Rights Plan prior to a triggering event. The rights issued under the Rights Plan will expire on February 17, 2020, or on an earlier date if certain events occur, as described more fully in the Rights Plan that the Company will file with the Securities and Exchange Commission (the “SEC”).

1177 Enclave Parkway, Suite 300    ●    Houston, Texas 77077    ●    ph: 281.899.5700 fax: 281.899.5700

Additional information regarding the Rights Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Harvest is filing with the SEC.

Norton Rose Fulbright US LLP acted as legal counsel to the Company.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with exploration and exploitation assets in Gabon. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements include, without limitation, the use of NOLs to offset future taxable income and the use of the Rights Plan to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code. For Harvest, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the difficulty of determining all of the facts relative to Sections 382 and 383 of the Internal Revenue Code, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations, our ability to generate taxable income to utilize all or a portion of the NOLs prior to the expiration thereof, the possibility that the Rights Plan may not successfully deter stockholders from triggering an ownership change through the purchase of common stock of Harvest, risks associated with the enforceability of the Rights Plan under Delaware law or other applicable law, risks that the Rights Plan may have an adverse effect on the value of Harvest’s common stock, and other risks and uncertainties discussed in our filings with the SEC, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, available at the SEC’s website at www.sec.gov. By issuing forward-looking statements based on current expectations, opinions, views or beliefs, Harvest has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.